EXHIBIT NO. 99.1

Supplemental Segment Information
In thousands	Three Months Ended April 30,		Year Ended April 30,
	2002	2001	2002	2001
Orders Received:
Sign Making & Specialty Graphics	$ 64,352	$ 69,999	$257,024	$272,655
Apparel & Flexible Materials	37,967	43,037	149,854	188,959
Ophthalmic Lens Processing	23,473	24,308	87,979	91,821
	$125,792	$137,344	$494,857	$553,435
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	April 30, 2002	April 30, 2001
Backlog:
Sign Making & Specialty Graphics	$ 1,089	$ 1,420
Apparel & Flexible Materials	27,284	35,564
Ophthalmic Lens Processing	4,276	3,532
	$32,649	$ 40,516
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